Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee
Huntingdon Life Sciences, Inc. Savings and Investment Plan

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 139199 and 333-110925) pertaining to the Huntingdon Life Sciences, Inc. Savings and Investment Plan of our report dated June 24, 2009, with respect to the financial statements and schedule of the Huntingdon Life Sciences, Inc. Savings and Investment Plan included in this Annual Report (Form 11-K) for the years ended December 31, 2008 and 2007.

Hugh Scott, P.C.
Saddle Brook, New Jersey
July 8, 2009